Exhibit 10.44

LEASE EXPIRATION ADVANCEMENT AGREEMENT

     This Lease Expiration Advancement Agreement (the “Agreement”) is effective July 31, 2003, by and between Charleston Properties, a California general partnership (“Landlord”) and Intuit Inc., a Delaware corporation (“Tenant”), with reference to the following facts and objectives.

R E C I T A L S

     WHEREAS, Landlord and Tenant entered into those certain Lease Agreements (the “Prior Lease Agreements”) for premises located in the City of Mountain View, County of Santa Clara, more particularly described as follows:

     (1)  approximately 42,632 gross square feet located in a building commonly known as 2550 Garcia Avenue, Mountain View, California and known by Landlord as Building 1 known by Tenant as Building 5;

     (2)  approximately 42,632 gross square feet located in a building commonly known as 2500 Garcia Avenue, Mountain View, California and known by Landlord as Building 2 known by Tenant as Building 4;

     (3)  approximately 43,257 gross square feet located in a building commonly known as 2535 Garcia Avenue, Mountain View, California and known by Landlord as Building 3 known by Tenant as Building 1;

     (4)  approximately 42,632 gross square feet located in a building commonly known as 2475 Garcia Avenue, Mountain View, California and known by Landlord as Building 4 known by Tenant as Building 2;

     (5)  approximately 42,632 gross square feet located in a building commonly known as 2525 Garcia Avenue, Mountain View, California and known by Landlord as Building 5 known by Tenant as Building 3;

     (6)  approximately 41,366 gross square feet located in a building commonly known as 2650 Coast Avenue Mountain View, California and known by Landlord as Building B known by Tenant as Building 8;

     (7)  approximately 58,111 gross square feet located in a building commonly known as building 2700 Coast Avenue, Mountain View, California and known by Landlord as Building C known by Tenant as Building 7;

     (8)  approximately 43,231 gross square feet located in a building commonly known as 2750 Coast Avenue, Mountain View, California and known by Landlord as Building D known by Tenant as Building 6; and

August 4, 2003-Final

     (9)  approximately 62,905 gross square feet located in a building commonly known as 2675 Coast Avenue, Mountain View, California and known by Landlord as Building E known by Tenant as Building 11.

     WHEREAS, simultaneously with the execution of this Lease Expiration Advancement Agreement, Landlord and Tenant shall be entering into two lease agreements (“New Lease Agreements”) for the Premises (as defined in the New Lease Agreements);

     WHEREAS, Landlord and Tenant desire to advance the expiration dates of the Prior Lease Agreements, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties agree as follows.

     1.   Expiration of Prior Lease Agreements. Notwithstanding any provision of the Prior Lease Agreements to the contrary, Landlord and Tenant agree to advance the expiration dates of the Prior Lease Agreements to the date immediately preceding the Commencement Date set forth and defined in the New Lease Agreements (“Expiration Date”) and any and all rights to extend the expiration date and/or term of the Prior Lease Agreements are hereby terminated.

     2.   Monetary Obligations. Tenant agrees to pay all monetary obligations which have accrued under the Prior Lease Agreements through and including the Expiration Date. Without limiting the foregoing, Tenant shall pay all Additional Rent (including, without limitation, operating expenses) through and including the Expiration Date pursuant to the terms of the Prior Lease Agreements.

     3.   Security Deposit. Landlord and Tenant acknowledge that Landlord currently holds $625,000 as a security deposit under the terms of the Prior Lease Agreements. Landlord shall return any security deposits held by Landlord pursuant to the terms of the Prior Lease Agreements.

     4.   Ongoing Obligations. Tenant acknowledges that it’s obligations continue through the Expiration Date of the Prior Lease Agreements and, in addition, the Prior Lease Agreements provide for terms and conditions that survive the expiration date of the Prior Lease Agreements including, but not limited to, provisions relating to the condition of the Premises, reconciliation of expenses, etc. Notwithstanding the foregoing, if there are any inconsistencies between the provisions of the Prior Lease Agreements which survive termination and the New Lease Agreements, the terms of the New Lease Agreements shall prevail, except with respect to the reconciliation of Additional Rent and other monetary obligations due under the Prior Lease Agreements which shall be governed by the terms and conditions of the Prior Lease Agreements.

     5.   Attorney’s Fees. In the event of any litigation regarding the rights and obligations of the parties under this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs.

     6.   General Provisions.

August 4, 2003-Final

               A. Time of Essence. Time is of the essence of each provision of this Agreement.

               B. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

               C. Governing Law/Venue: This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

               D. Integrated Agreement; Modification: This instrument contains the entire agreement of the parties and cannot be amended or modified except by a written Agreement, executed by each of the parties hereto.

               E. Captions. The captions of this Agreement are for convenience purposes only, and shall have no effect on its construction or interpretation.

               F. Singular and Plural; Gender: When required by the context of this Agreement, the singular shall include the plural, and the masculine shall include the feminine.

               G. Waiver: No consent or waiver, express or implied, by either party to this Agreement of any breach or default by the other in the performance of any obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such party hereunder. Failure on the part of any party hereto to complain of any act or failure to act of the other party or to declare the other party in default hereunder, irrespective of how long such failure continues, shall not constitute a waiver of the rights of such party hereunder.

               H. Severability: The unenforceability, invalidity, or illegality of any provision shall not render the other provisions unenforceable, invalid or illegal.

Balance of Page Intentionally Left Blank, Next Page Is Signature Page

August 4, 2003-Final

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

LANDLORD

Charleston Properties, a California
general partnership

By:	/s/ (Illegible)

Its:	General Partner

TENANT

Intuit Inc., a Delaware corporation

By:	/s/ Robert B. Henske

Its:	SR. V.P., Chief Financial Officer

By:	/s/ Janelle Wolf

Its:	Assistant Secretary

August 4, 2003-Final

4